Exhibit 99.1

For Immediate Release

Contact:	Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp, Inc.

Announces Termination of Registration and Reporting Obligations of Its Common Stock Under the Securities Exchange Act of 1934

Huntingdon Valley, Pennsylvania -– April 6, 2016. Polonia Bancorp, Inc. (the “Company”) announced today that it has terminated the registration and reporting obligations of the Company’s common stock under the Securities Exchange Act of 1934 by filing Form 15 with the Securities and Exchange Commission. The Company anticipates that it will not be required to file any current or periodic reports that are due on or after the date when the Form 15 was filed; and will not be subject to proxy rules, beneficial ownership requirements, and any other obligations on or after the termination of registration becomes effective 90 days after the Form 15 is filed. However, both the Company and Polonia Bank, its wholly-owned subsidiary, will continue to provide financial reports to the Federal Reserve Board and the Office of the Comptroller of the Currency.

The Company’s common stock is quoted on the over-the-counter market, however, there can be no assurance that a trading market in the Company’s common stock will be maintained on the over-the-counter market, or as to the prices that may be obtained in any such market.

The Company has determined to terminate its registration and reporting obligations after concluding that the costs of continued registration and reporting obligations, including the costs associated with regulatory compliance, outweighed the current benefits of being registered. The Company is owned by fewer than 300 stockholders, its shares are not actively traded, and the Board of Directors believes that the expense reductions due to the termination of registration and reporting obligations will benefit the Company and its stockholders and maximize the long-term value of the Company.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Disclosures about Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company does not undertake any obligation to update any statement in light of new information or future events. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the termination of registration and reporting obligations, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Polonia Bank are engaged. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.